Exhibit 99.1

                        WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                         Omaha, Nebraska  68145


FOR IMMEDIATE RELEASE                Contact:  Robert E. Synowicki, Jr.
---------------------                      Executive Vice President and
                                              Chief Information Officer
                                                         (402) 894-3000

                                                         John J. Steele
                                          Vice President, Treasurer and
                                                Chief Financial Officer
                                                         (402) 894-3000


    WERNER ENTERPRISES ANNOUNCES FOURTH QUARTER 2000 AND ANNUAL 2000
                     OPERATING REVENUES AND EARNINGS

Omaha, Nebraska, January 22, 2001:
---------------------------------

      Werner Enterprises, Inc. (Werner), one of the nation's largest truckload transportation companies, today reported operating revenues and earnings for the fourth quarter and year ended December 31, 2000. Operating revenues increased 11% to $311.4 million in fourth quarter 2000 compared to $280.6 million in fourth quarter 1999. Earnings per share decreased slightly to $.26 per share in fourth quarter 2000 compared to $.27 per share in fourth quarter 1999.

      Operating revenues increased 15% to $1.215 billion for 2000 compared to $1.052 billion in 1999. Earnings per share decreased to $1.02 per share in 2000 compared to $1.26 per share in 1999.

      "We have seen some improvement in our financial performance during one of the most difficult operating environments that the truckload industry has experienced for many years," said Chairman and Chief Executive Officer, Clarence (C.L.) Werner. "Record high fuel prices, a slower growth economy, and a weak market for the sale of used trucks have made it challenging for all truckload carriers. By slowing our fleet growth, increasing our focus on margin improvement, and reducing debt over the last several quarters, we have lessened the impact of the current operating environment on our business. We are solidly positioned to capitalize on market opportunities that may become available in 2001."

     During fourth quarter 2000, the average price per gallon of diesel fuel, excluding fuel taxes, increased another 7% over the price paid in third quarter 2000. Further, fourth quarter 2000 prices were approximately 45% higher than prices in fourth quarter 1999. Werner is recovering most of the higher fuel cost from customers in the form of fuel surcharge reimbursements.

     Management's decision to slow truck growth at the beginning of the year 2000 helped to minimize the impact of a slower growth economy. Werner experienced a small increase in its empty mile percentage and a small decrease in miles per truck in fourth quarter 2000 when compared to the fourth quarter 1999. Due in part to Werner's diversified freight base, Werner's low empty mile percentage and high miles per truck remain among the best in the industry.

     Due to record levels of trucks manufactured over the past two years, an increased supply of used trucks caused in part by trucking company business failures, and slower fleet growth by many carriers, the market value of used trucks has decreased. Gains on third party truck sales are reflected as a reduction in other operating expenses. The Company's gains were $5.1 million and $0.2 million in 2000 and fourth quarter 2000, respectively, compared to $13.0 million and $4.2 million in 1999 and fourth quarter 1999, respectively.

     Margin improvement and debt reduction have been the focus over the past several months. Revenue per loaded mile, net of fuel surcharge revenues, increased 4% in fourth quarter 2000 compared to fourth quarter 1999. Werner reduced controllable costs and improved efficiency through an aggressive cost management program. Over the last year, Werner significantly improved its already strong financial position as total debt was reduced from $145 million to $105 million, while stockholders' equity increased from $495 million to $536 million. Werner plans to continue a slower growth rate for the near term. However, when operating margins improve, Werner intends to increase its growth rate.

      Werner has worked very hard to improve cash flow this past year. Even though earnings decreased due to the industry factors discussed above, cash flow from operations increased 29% to $170.1 million in 2000 compared to $132.0 million in 1999.

     The Company's operating revenues in fourth quarter 2000 were reduced by 4% due to transferring its logistics business unit to Transplace.com. Werner Enterprises is one of six large transportation companies that merged their logistics business into a commonly owned, Internet-based logistics company, Transplace.com. Effective July 1, 2000, the transfer was completed, and each of the six founding members contributed their logistics business, related intangible assets, and $5 million of cash. Werner Enterprises is recording its approximate 15% investment in Transplace.com using the equity method of accounting and is accruing its percentage share of Transplace.com's earnings as non-operating income.

      "Werner Enterprises is committed to improving earnings growth and shareholder value. The current challenges facing the truckload industry are tremendous opportunities for our Company. Our size, excellent service, advanced technology, financial strength and experienced management team provide Werner Enterprises with distinct competitive advantages. We are excited and optimistic about the future of our Company," said C.L. Werner.



                                       INCOME STATEMENT DATA
                                            (Unaudited)
                             (In thousands, except per share amounts)

                             Quarter        % of        Quarter       % of
                              Ended       Operating      Ended      Operating
                             12/31/00     Revenues      12/31/99    Revenues
                             --------     ---------     --------    ---------

Operating revenues           $311,435         100.0     $280,563        100.0
                             --------     ---------     --------    ---------

Operating expenses:
   Salaries, wages and
     benefits                 109,690          35.2      100,427         35.8
   Fuel                        39,335          12.6       25,210          9.0
   Supplies and maintenance    24,250           7.8       23,410          8.3
   Taxes and licenses          22,915           7.4       22,018          7.9
   Insurance and claims         9,020           2.9        7,417          2.6
   Depreciation                28,181           9.0       26,349          9.4
   Rent and purchased
     transportation            51,949          16.7       53,564         19.1
   Communications and
     utilities                  3,605           1.2        3,540          1.3
   Other                        1,665           0.5       (3,798)        (1.4)
                             --------     ---------     --------    ---------
      Total operating
        expenses              290,610          93.3      258,137         92.0
                             --------     ---------     --------    ---------
Operating income               20,825           6.7       22,426          8.0
                             --------     ---------     --------    ---------

Other expense (income):
   Interest expense             1,913           0.6        1,991          0.7
   Interest income               (890)         (0.3)        (379)        (0.1)
   Other                         (358)         (0.1)         105          0.0
                             --------     ---------     --------    ---------
      Total other expense         665           0.2        1,717          0.6
                             --------     ---------     --------    ---------

Income before income taxes     20,160           6.5       20,709          7.4
Income taxes                    7,661           2.5        7,873          2.8
                             --------     ---------     --------    ---------
Net income                   $ 12,499           4.0     $ 12,836          4.6
                             ========     =========     ========    =========

Diluted shares outstanding     47,252                     47,590
                             ========                   ========
Diluted earnings per share       $.26                       $.27
                             ========                   ========


                                       OPERATING STATISTICS

Average monthly miles per
   tractor                     10,242                     10,395
Average revenues per total
   mile (1)                    $1.222                     $1.179
Average revenues per loaded
   mile (1)                    $1.354                     $1.301
Average tractors in service     7,402                      7,071
Non-trucking revenues (in
   thousands)                 $15,225                    $17,840
Total tractors (at quarter
   end)
     Company                    6,300                      5,895
     Owner-operator             1,175                      1,230
                             --------                   --------
       Total tractors           7,475                      7,125

Total trailers (at quarter
   end)                        19,770                     18,900


(1)  Net of fuel surcharge revenues.


                                       INCOME STATEMENT DATA
                                            (Unaudited)
                             (In thousands, except per share amounts)

                              Year         % of         Year          % of
                              Ended      Operating      Ended       Operating
                            12/31/00     Revenues      12/31/99     Revenues
                           ----------    ---------    ----------    ---------

Operating revenues         $1,214,628       100.0     $1,052,333        100.0
                           ----------    ---------    ----------    ---------

Operating expenses:
   Salaries, wages and
     benefits                 429,825        35.4        382,824         36.4
   Fuel                       137,620        11.3         79,029          7.5
   Supplies and maintenance   102,784         8.5         87,600          8.3
   Taxes and licenses          89,126         7.3         82,089          7.8
   Insurance and claims        34,147         2.8         31,728          3.0
   Depreciation               109,107         9.0         99,955          9.5
   Rent and purchased
     transportation           216,917        17.9        185,129         17.6
   Communications and
     utilities                 14,454         1.2         13,444          1.3
   Other                       (2,173)       (0.2)       (11,666)        (1.1)
                           ----------    --------     ----------    ---------
      Total operating
        expenses            1,131,807        93.2        950,132         90.3
                           ----------    --------     ----------    ---------
Operating income               82,821         6.8        102,201          9.7
                           ----------    --------     ----------    ---------

Other expense (income):
   Interest expense             8,169         0.7          6,565          0.6
   Interest income             (2,650)       (0.3)        (1,407)        (0.1)
   Other                         (154)       (0.0)           245          0.0
                           ----------    --------     ----------    ---------
      Total other expense       5,365         0.4          5,403          0.5
                           ----------    --------     ----------    ---------

Income before income taxes     77,456         6.4         96,798          9.2
Income taxes                   29,433         2.4         36,787          3.5
                           ----------    --------     ----------    ---------
Net income                 $   48,023         4.0     $   60,011          5.7
                           ==========    ========     ==========    =========

Diluted shares outstanding     47,257                     47,631
                           ==========                 ==========
Diluted earnings per share      $1.02                      $1.26
                           ==========                 ==========

                                       OPERATING STATISTICS

Average monthly miles per
   tractor                     10,464                     10,488
Average revenues per total
   mile (1)                    $1.197                     $1.162
Average revenues per loaded
   mile (1)                    $1.328                     $1.287
Average tractors in service     7,303                      6,769
Non-trucking revenues (in
   thousands)                 $65,977                    $60,379
Total tractors (at year
   end)
     Company                    6,300                      5,895
     Owner-operator             1,175                      1,230
                           ----------                 ----------
          Total tractors        7,475                      7,125

Total trailers (at year
   end)                        19,770                     18,900


(1)  Net of fuel surcharge revenues.


                                    BALANCE SHEET DATA
                                        (Unaudited)
                                      (In thousands)

                              As of                      As of
                             12/31/00                   12/31/99
                             --------                   --------

Current assets               $206,777                   $188,827

Total assets                 $927,207                   $896,879

Current liabilities          $101,419                   $121,206*

Total debt (current and
   long-term)                $105,000                   $145,000

Stockholders' equity         $536,084                   $494,772

* Current liabilities include $25 million of short-term debt at December
31, 1999.


      Werner Enterprises is a full-service transportation company providing truckload services throughout the 48 states, portions of Canada and Mexico. C.L. Werner founded the Company in 1956. Werner is one of the nation's largest truckload carriers with a fleet of 7,475 trucks and 19,770 trailers.

      Werner Enterprises' common stock is traded on The Nasdaq Stock Market under the symbol WERN. The Werner Enterprises web site address is www.werner.com.
   --------------

      Note: This press release contains forward-looking statements which are based on information currently available. Actual results could differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in Item 7 of the Company's Annual Report on Form 10-K for the year ended December 31, 1999. The Company assumes no obligation to update any forward-looking statement to the extent it becomes aware that it will not be achieved for any reason.